Exhibit 10.18

FOURTH AMENDMENT TO CREDIT AGREEMENT

        THIS AGREEMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of September 28, 2006, by and between UNITED FINANCIAL CORP., a Minnesota corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

        WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of October 30, 2002, as amended from time to time (“Credit Agreement”).

        WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

        1.       Section 1.1 (a) hereby amended (a) by deleting “November 1, 2006” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “September 28, 2007,” and (b) by deleting “One Million Dollars ($1,000,000.00)” as the maximum principal amount available under the Line of Credit, and by substituting for said amount “Two Million Dollars ($2,000,000.00),” with such changes to be effective upon the execution and delivery to Bank of a promissory note dated as of July 31, 2006 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

        2.       Section 4.3 (d) is hereby deleted in its entirety, and the following substituted therefor:

“(d) as soon as available, and in any event no later than 60 days after the end of each June and December, the complete Parent Company Only Financial Statements for Small Bank Holding Companies (FR Y-9SP) required to be filed by Borrower semi-annually with the Federal Reserve Bank in the applicable Federal Reserve District.”

        3.       Section 7.2 is hereby amended by deleting the reference to “5500 Wayzata Blvd. Suite 145, Golden Valley, MN 55416, Attn: Mr. Weise” as the Borrower’s address, and by substituting in its place “945 Winnetka Ave. No., Suite 145, Golden Valley, MN 55427.”

        4.       Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

        5.       Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

UNITED FINANCIAL CORP.

By:	/s/ Kurt R. Weise
Title:	Chairman

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Michael E. Bodeen
Michael E. Bodeen Vice President